Exhibit 99.2

Alector Appoints Dr. Richard Scheller, Lasker Prize Awarded Scientist, and Dr. Thomas Südhof, Nobel Laureate as Co-Chairs of its Strategic Portfolio Advice and Review Committee

-	During its R&D day, company announced that Drs. Scheller and Südhof will support its mission to pioneer the discovery and development of transformative immune therapies for neurodegeneration

SOUTH SAN FRANCISCO, Calif. – Dec. 13, 2019 -- Alector, Inc. (Nasdaq: ALEC), a clinical stage biotechnology company pioneering immuno-neurology, today announced the appointment of Richard Scheller, Ph.D. and Thomas Südhof, M.D. as co-chairs of the Company’s Strategic Portfolio Advice and Review Committee (SPARC).

As co-chairs of SPARC, Drs. Scheller and Südhof will serve as key R&D leaders supporting the advancement of Alector’s research pipeline and proprietary drug discovery platform. The appointment of Drs. Scheller and Südhof, both world-renowned neuroscientists, reflects Alector’s commitment to pioneering the discovery and development of transformative immune therapies for neurodegeneration and to building a leading biotechnology organization.

In addition to his strong track-record of developing new medicines and leading multiple R&D organizations, Dr. Scheller is the 2013 recipient of the Lasker Award for discoveries about the mechanism of neurotransmitters. He is currently the Chairman of Research and Development at BridgeBio, and previously held executive leadership positions at 23andMe and Genentech. Dr. Südhof is the Avram Goldstein Professor in the School of Medicine at Stanford University, who won the Nobel Prize in Physiology or Medicine in 2013 for the discovery of a major transport system in cells.

“Scientific innovation is at the heart of Alector, and we are proud to have two of the world’s leading neuroscientists join us in our mission to find cures for neurodegenerative diseases. We believe that Drs Südhof and Scheller’s invaluable insights and experiences will support our vision to build the leading research engine and discovery platform in immuno-neurology by working one-on-one with our teams here at Alector,” said Arnon Rosenthal, Ph.D., chief executive officer of Alector. “I have known Dr. Südhof and Dr. Scheller for many years, and I have tremendous respect for their capabilities and long-standing dedication to advancing the field of neuroscience.”

“Addressing the burden of neurodegenerative disorders has been a long-fought challenge for the pharmaceutical industry, and despite some advances, many people still suffer the devastating consequences of these diseases,” said Dr. Südhof. “Alector’s focus of addressing neurodegeneration through the completely novel approach of immuno-neurology represents a turning point in the development of treatments for neurodegeneration. I have been inspired by the science and the data we have seen, while early, is compelling, and I look forward to helping them further advance their pipeline.”

“As an industry, we have a responsibility to think outside the box and find solutions that will make a difference for patients no matter how hard the work is or what challenges we face,” said Dr. Scheller. “I believe strongly in Alector’s vision to do something different to address neurodegeneration. In a short time, Alector has made tremendous progress with several programs in the clinic, and many more to follow shortly behind. Alector has an opportunity to reshape the way we think about and treat neurodegenerative disorders, and I am honored to join them in that effort.”

About Richard Scheller, PhD

Dr. Scheller is the 2013 recipient of the Albert Lasker Basic Medical Research Award for discoveries concerning the molecular machinery and regulatory mechanism that underlie the rapid release of neurotransmitters. He is currently the Chairman of Research and Development at BridgeBio. He was previously the head of therapeutics and chief scientific officer at 23andMe from 2015 to 2019. Prior to his role there, Dr. Scheller spent 14 years at Genentech where he was executive vice president of research and early development. He served on the executive committees of Roche and Genentech focusing on research strategy, drug discovery, business development and early drug development activities. From 1982 to 2001, Dr. Scheller served on the faculty of Stanford University as a professor in the Department of Biological Sciences and the Department of Molecular and Cellular Physiology and was an investigator at the Howard Hughes Medical Institute of Stanford University Medical Center. Since 2004, Dr. Scheller has served as an adjunct professor in the Department of Biochemistry and Biophysics at the University of California, San Francisco. He has published more than 200 primary research papers during his career. Dr. Scheller holds a B.S. in biochemistry from the University of Wisconsin-Madison and a Ph.D. in chemistry from California Institute of Technology (Caltech).

About Thomas Südhof, M.D.

Dr. Südhof won the Nobel Prize in Physiology or Medicine in 2013 for discoveries that advanced our understanding of how nerve cells communicate by synaptic transmission. He has been the Avram Goldstein Professor in the School of Medicine at Stanford University since 2008 and is currently studying how synapses are formed and maintained, processes that are essential for understanding the mechanisms causing neurodegenerative and neuropsychiatric disorders. Prior to Stanford University, Dr. Südhof spent 25 years at the University of Texas, Southwestern, where he acted as founding chairman of the department of neuroscience. Most of his research at that time focused on the mechanisms of synaptic transmission, whereas his current work focuses on the specificity of synaptic connections which has profound implications for the treatment of neurodegenerative and neuropsychiatric diseases. In addition, Dr. Südhof has been an investigator of the Howard Hughes Medical Institute since 1986. He holds an M.D. and a doctoral degree from the University of Göttingen, where he described the structure and function of chromaffin granules, at the Max Planck Institute for Biophysical Chemistry in the lab of Victor P. Whittaker.

About Alector
Alector is a clinical-stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. Alector is developing a broad portfolio of programs designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. The Company’s product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia and Alzheimer’s disease. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

Contacts

Investors:
Alector, Inc.
ir@alector.com

Media:
1AB
Dan Budwick, 973-271-6085
dan@1abmedia.com